EXHIBIT 99.1

Contact:
Meredith H. Bandy, CFA
Vice President, Investor Relations & Corporate Communications
216-676-2699

GrafTech Announces Appointment of New Board Member

BROOKLYN HEIGHTS, Ohio – May 1, 2019 – GrafTech International Ltd. (NYSE:EAF) today announced its Board of Directors has appointed Mr. David Gregory as a director of the Company, effective as of April 29, 2019. Mr. Gregory was appointed as a Class II director whose term expires in 2020.

The Board of Directors also accepted the resignation of Mr. Ron A. Bloom, effective April 29, 2019. Mr. Bloom resigned to focus on other projects in his capacity as a Managing Partner and Vice Chair in Brookfield’s Private Equity Group.

“Mr. Gregory worked closely with GrafTech and its management since Brookfield acquired the Company in 2015, and we look forward to his continued leadership as a member of our Board,” said Chairman Denis Turcotte. “We also thank Mr. Bloom for his contributions to GrafTech.”

Mr. Gregory is a Senior Vice President in the Private Equity Group of Brookfield Asset Management Inc., where he is responsible for transaction origination and due diligence. Prior to joining Brookfield in 2010, Mr. Gregory was an analyst at Genuity Capital Markets. Mr. Gregory holds an Honors Business Administration degree from the University of Western Ontario.

About GrafTech

GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace (or EAF) steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. GrafTech is also the only large scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, the primary raw material for graphite electrode manufacturing, which is currently in limited supply. This unique position provides competitive advantages in product quality and cost.